Exhibit 99.1

EXCO Resources, Inc. Announces

Changes to Board of Directors and PIK Debt Interest Payments

DALLAS—(BUSINESS WIRE)—EXCO Resources, Inc. (NYSE:XCO.BC) (“EXCO” or the “Company”) today announced the resignation of each of B. James Ford and Samuel A. Mitchell from the Company’s Board of Directors (the “Board”), in each case effective as of September 20, 2017. Mr. Ford originally joined the Board in December 2007 and Mr. Mitchell originally joined the Board in June 2013.

At the time of their respective resignations, neither Mr. Ford nor Mr. Mitchell was a member of any committee of the Board. The resignations of Mr. Ford and Mr. Mitchell were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In addition, EXCO announced that on September 20, 2017, it made the interest payments due on its outstanding 1.5 Lien Notes and 1.75 Lien Term Loans in the form of issuing an additional $17 million aggregate principal amount of 1.5 Lien Notes and $26.2 million aggregate principal amount of 1.75 Lien Term Loans, respectively.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region. EXCO’s headquarters are located at 12377 Merit Drive, Suite 1700, Dallas, TX 75251.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and strategic and financial alternatives and other business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s liquidity, sources of capital resources and ability to implement or execute on any strategic or financial initiatives, adjust its capital structure, or increase its liquidity; the continued volatility of, or depressed prices in, the oil and gas markets; the continued listing of EXCO’s common shares on the NYSE; the estimates of reserves; availability and costs of services and materials; commodity price changes; regulatory changes; and general economic conditions. These and other factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts

EXCO Resources, Inc.

Tyler S. Farquharson, 214-368-2084

Vice President, Chief Financial Officer and Treasurer

www.excoresources.com

Source: EXCO Resources, Inc.